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                                                                       EXHIBIT 9





                                  June 29, 2000



CONFIDENTIAL




Eastbourne Capital Management L.L.C.
1101 Fifth Avenue
San Rafael, CA 94901
Attention:  Eric Sippel


         Re:      In Home Health, Inc.
                  --------------------


Dear Mr. Sippel:

         This letter sets forth our mutual understanding regarding the sale by Eastbourne Capital Management L.L.C., a Delaware limited liability company ("Seller"), on behalf of Black Bear Fund I, L.P., Black Bear Fund II, L.L.C., Black Bear Offshore Fund and Black Bear Pacific Master Fund, of an aggregate 230,600 shares (the "Shares") of the common stock of In Home Health, Inc., a Minnesota corporation ("IHHI"), to ManorCare Health Services, Inc., a Delaware corporation, or its designee ("ManorCare"), at a purchase price of $3.375 per share, for an aggregate purchase price of $778,275 (the "Purchase Price"). By executing a copy of this letter, Seller thereby represents that it owns the Shares (of record and beneficially), free and clear of all liens, encumbrances and claims. In connection with the sale of the Shares, Seller agrees to execute and deliver, against payment of the Purchase Price by ManorCare, such agreements and instruments as shall be necessary or advisable to transfer and assign the Shares to ManorCare and to vest in ManorCare all legal and beneficial ownership thereof, including, without limitation, (i) one or more assignments separate from certificate (each with a Medallion signature guarantee), and (ii) an irrevocable proxy granting to ManorCare the right to vote the Shares.

         By executing a copy of this letter, Seller thereby represents that neither Seller nor any of its subsidiaries or affiliates owns, beneficially or of record, any shares of IHHI common stock other than the Shares.

         If you are in agreement with the foregoing, please sign in the space indicated below and return one signed copy hereof to the undersigned, whereupon the terms hereof shall become a binding agreement between us with respect to the matters specifically agreed herein.


                               Very  truly yours,

                               /s/ Geoffrey G. Meyers

                               Geoffrey G. Meyers
                               Executive Vice President, Chief Financial Officer ManorCare Health Services, Inc.




ACCEPTED AND AGREED TO:
----------------------

EASTBOURNE CAPITAL MANAGEMENT LLC

By:      /s/ Eric Sippel
         ---------------
Name:    Eric Sippel
Title:   Chief Operating Officer


Date:    June 29, 2000